Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated July 23, 2013

2.75year Basket Knock-Out Buffered Equity Note

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OVERVIEW

Designed for investors who seek unleveraged and uncapped exposure to the appreciation of an equally weighted basket of two domestic indices.

Investors are exposed to the full downside of the Basket if the Basket closing level on any trading day from the Pricing Date to the Observation Date is less than the Starting Basket Level by more than the Knock-Out Buffer Amount.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Summary of Terms

Issuer:                JPMorgan Chase and Co.
Minimum                $1,000
Denomination:
Basket:                50% SandP 500 Index
                             50% Russell 2000 Index
Knock-Out Buffer       40%
Amount:
Knock-Out Event:       If the Basket closing level on any trading
                       day  during  the  Monitoring  Period  is  less  than  the
                       Starting  Basket Level by more than the Knock-Out  Buffer
                       Amount
Starting Basket Level: Set equal to 100 on the pricing date
Ending Basket Level:   The Basket Closing Level on the
                       Observation Date
Pricing Date:          July 26, 2013
Observation Date:      April 26, 2016
Maturity Date:         April 29, 2016
Monitoring Period:     The period from but excluding the
                       pricing date to and including the
                       Observation Date
CUSIP:                 48126NKJ5
Preliminary Term       http://www.sec.gov/Archives/edgar/d
                       ------------------------------------
Sheet:                 ata/19617/000119312513297186/d5
                       ------------------------------------
                       71920dfwp.htm
                       ------------------------------------

For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

***The hypothetical returns set forth above assume a Knock-Out Buffer amount of
40% and are illustrative and may not be the actual returns on the notes. These returns only apply at maturity and, accordingly, do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

North America Structured Investments

Historical Performance of the Basket

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Hypothetical Returns***

                            Note Total Return if
                             Knock-Out Event     Note Total Return If
Ending Basket               Has Not Occurred      Knock-Out Event
    Level     Basket Return        (1)            Has Occurred (2)
------------- ------------- -------------------- --------------------
    150         50.00%           50.00%               50.00%
------------- ------------- -------------------- --------------------
    120         20.00%           20.00%               20.00%
------------- ------------- -------------------- --------------------
    110         10.00%           10.00%               10.00%
------------- ------------- -------------------- --------------------
    105          5.00%           5.00%                5.00%
------------- ------------- -------------------- --------------------
    100          0.00%           0.00%                0.00%
------------- ------------- -------------------- --------------------
     90         -10.00%          0.00%                -10.00%
------------- ------------- -------------------- --------------------
     60         -40.00%          0.00%                -40.00%
------------- ------------- -------------------- --------------------
   59.99        -40.01%            N/A                -40.01%
------------- ------------- -------------------- --------------------
     30         -70.00%            N/A                -70.00%
------------- ------------- -------------------- --------------------
     15         -85.00%            N/A                -85.00%
------------- ------------- -------------------- --------------------
     0          -100.00%           N/A               -100.00%

(1) The Basket Closing Level is greater than or equal to 60% of the Starting
Basket Level on each day during the Monitoring Period

(2) The Basket Closing Level is less than 60% of the Starting Basket Level on at least one day during the Monitoring Period

Return Profile

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per
$1,000 principal amount note equal to the Basket Return.

If the Ending Basket Level is equal to or less than the Starting Basket Level and a Knock-Out Event has not occurred, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level is less than the Starting Basket Level and a
Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket
Level.

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

2.75yr Basket Knock-Out Buffered Equity Note

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North America Structured Investments

Selected Benefits

[]   Diversified exposure to the U.S. equity markets through the Basket

[]   Repayment of principal in full at maturity if the Basket does not decline by more than the Knock-Out Buffer Amount during the Monitoring Period

[]   Unleveraged and uncapped participation in the Basket appreciation

Selected Risks

[]   If the Basket closing level on any trading day in the monitoring period declines from its initial level by more than 40%, you could lose some or all of your principal.

[]   Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market's view of our creditworthiness.

[]   JPMS' estimated value is not determined by reference to credit spreads for our fixed rate debt.

[]   The benefit provided by the Knock-Out Buffer Amount may terminate on any trading day during the Monitoring Period.

[]   An investment in the notes is subject to risks associated with small capitalization stocks.

[]   Changes in the levels of the Basket components may offset each other.

[]   No Interest payments, dividend payments or voting rights.

[]   JPMS' estimated value does not represent future values and may differ from others' estimates.

[]   The value of the notes which may be reflected in customer account statements may be higher than JPMS' current estimated value for a limited time period.

[]   Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
     (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[]   Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes and making the assumptions used to determine the pricing and estimated value of the notes when the terms are set. It is possible that such hedging or other trading activity of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

[]The tax consequences of the notes may be uncertain.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010309000965/symbol_guide.pd
f

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com